805 King Farm Blvd.
Rockville, MD 20850 /
USA

business.nasdaq.com

By Electronic Delivery to: gmrauch@akersbio.com; jdeblinger@egsllp.com

June 11, 2018

Mr. Gary M. Rauch
Vice President, Finance and Treasurer
Akers Biosciences Inc.
201 Grove Road
Thorofare, New Jersey 08086

Re: Akers Biosciences Inc. (the "Company")
Nasdaq Symbol: AKER

Dear Mr. Rauch:

As discussed with Jonathan Deblinger of Ellenoff Grossman & Schole LLP, we have determined that the Company has failed to comply with Nasdaq's shareholder approval requirements set forth in Listing Rule 5635(c) (the "Rule").[1]

Prior to the Company's public offering and listing on Nasdaq, the Company's 2013 Incentive Stock and Award Plan (the "2013 Plan") was approved by its board of directors (the "Board"). The 2013 Plan was then materially amended on two occasions without shareholder approval being obtained. Specifically, the first amendment increased the number of shares available under the 2013 Plan from 400,000 to 800,000 shares[2] and the second amendment increased the number of shares under the 2013 Plan from 800,000 to 830,000 shares[3] (together, the "2013 Plan Amendments"). The 2013 Plan Amendments required shareholder approval under the Rule.

In the Company's May 31, 2018 response (the Submission") to Staff's information request,[4] the Company confirmed that it did not obtain shareholder approval for the 2013 Plan Amendments as the Company had been informed by its former outside counsel that such approval was not required. In its Submission, the Company also included a schedule of all issuances from the 2013 Plan during the period January 1, 2014 through December 31, 2017.

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[1] Listing Rule 5635(c) states, in part, that " Shareholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants…"

[2] As referenced in the Company's Form 8-K filed on January 9, 2015, the Company's Board approved the first amendment to the 2013 Plan on January 9, 2015.

[3] As referenced in the Company's Form 8-K filed on October 12, 2016, the Company's Board approved the second amendment to the 2013 Plan on October 5, 2016.

[4] Staff requested additional information from the Company on May 4, 2018.

Normally, under our Rules, the Company would have 45 calendar days to submit a plan to regain compliance. However, given the passage of time and based on the additional information provided by the Company in response to Staff's information request relating to this matter, Staff has determined to apply more stringent criteria and shorten the time period for the Company to submit its plan.[5] In that regard, the Company must submit its plan to regain compliance no later than June 25, 2018.

If your plan is accepted, we can grant an extension of up to 180 calendar days from the date of this letter to evidence compliance. Your plan should be as definitive as possible, addressing any issues that you believe would support your request for an extension. You are encouraged to provide any relevant documentation and the time line to complete your plan. The Company's plan should also include the steps that the Company intends to take to ensure compliance with Nasdaq listing requirements, specifically with respect to the shareholder approval violation.[6]

In determining whether to accept your plan, we will consider such things as the likelihood that the plan will result in compliance with Nasdaq's continued listing criteria, the Company's past compliance history, the reasons for the Company's current non-compliance, other corporate events that may occur within our review period, the Company's overall financial condition and its public disclosures. Therefore, it would be helpful if your plan addresses each of these points.

Please email the Company's compliance plan to me at jeffrey.preusse@nasdaq.com no later than June 25, 2018. After I review the plan we will contact you if we have any questions or comments and will provide you written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision to a Hearings Panel.[7]

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.[8] The Company must also submit the announcement to Nasdaq's MarketWatch Department.[9] If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the

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[5] Listing Rule 5101 states in part; "Nasdaq may… apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq."

[6] For additional information with respect to compliance plans please see attached "Nasdaq Online Resources" when preparing your plan of compliance.

[7] See Listing Rule 5815(a).

[8] Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

[9] The notice must be submitted to Nasdaq's MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.

announcement to Nasdaq's MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.[10]

Finally, Nasdaq makes available to investors a list of all non-compliant companies, which is posted on our website at listingcenter.nasdaq.com. The Company will be included in the list beginning five business days from the date of this letter. As part of this process, an indicator reflecting the Company's non-compliance will be broadcast over Nasdaq's market data dissemination network and will also be made available to third party market data providers.

If you have any questions, please contact me at +1 301 978 8085.

Sincerely,

Jeffrey W. Preusse

Jeffrey W. Preusse
Associate Director, Listing Qualifications
The Nasdaq Stock Market

Enclosures

[10] Listing IM-5810-1.

NASDAQ ONLINE RESOURCES

All of our listing information and forms are available electronically on the Listing Center. In addition to facilitating electronic submission of forms, you can also use the Listing Center to access Nasdaq's Reference Library containing hundreds of frequently asked questions and Governance Clearinghouse containing the latest updates on corporate governance and listing standards.

To help you navigate the deficiency process, we have provided links to some our most viewed resource materials.

- Board Composition and Committee Requirements
- Governance Clearinghouse
- Hearings Process
- How to Transfer to Nasdaq Capital Market
- Information about Application of Shareholder Approval Rules
- Initial Listing Process
- Listing Fees
- Listing of Additional Shares Process
- MarketWatch Electronic Disclosure Submissions
- Nasdaq Listing Rules: Initial and Continued Listing
- Reference Library: Frequently Asked Questions, Staff Interpretations and Listing Council Decisions